UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 29, 2010

ARTIFICIAL LIFE, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	000-25075	04-3253298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

26/F., 88 Hing Fat Street

Causeway Bay, Hong Kong

(Address of principal executive offices)

(310) 496-4288

 (Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into a Material Definitive Agreement.

On December 29, 2010, each of Artificial Life Investments Ltd. (“Investments”), Artificial Life Europe GmbH (“AL Europe”) and Artificial Life Asia Ltd. (“AL Asia” and, together with Investments and AL Europe, the “AL Subsidiaries”), wholly-owned subsidiaries of Artificial Life, Inc. (the “Company”), entered into a subscription agreement (each, a “Subscription Agreement”) to acquire shares of M-Health Middle East Ltd. (“M-Health”), a company formed under the laws of the Cayman Islands. Pursuant to the terms of the Subscription Agreements, the AL Subsidiaries contributed to M-Health certain accounts receivable, in the aggregate amount of US$11,952,028.30, in exchange for shares representing 19.9% of the total issued and outstanding share capital of M-Health. The AL Subsidiaries will not participate in the management or control of M-Health in its day to day operations, but will be entitled to certain preferential distributions of the post-tax profits of M-Health, up to a maximum aggregate amount of US$11,952,028.30.  In addition, the approval of the AL Subsidiaries is required for M-Health to undertake certain material activities, including making certain loans, incurring debt or issuing securities, making significant capital expenditures, declaring dividends, disposing of substantial assets, or winding up its business.

On December 28, 2010, Investments entered into a subscription agreement with ARE Augmented Reality Europe GmbH (“ARE”), a Berlin-based technology start-up in connection with Investments acquisition of shares representing approximately 19.9% of ARE’s shares in exchange for approximately US$695,000.

A copy of the Company’s press release announcing the formation of Investments and the investments in ARE and M-Health is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.01  Completion of Acquisition or Disposition of Assets.

The disclosures set forth under Item 1.01 are incorporated by reference into this Item 2.01.

Item 9.01  Financial Statements and Exhibits.

The following is filed as an exhibit to this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press release dated January 5, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2011	Artificial Life, Inc.

	By:	/s/ Eberhard Schoneburg
Eberhard Schoneburg
Chief Financial Officer